                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b)(c),
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                              Pharsight Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  71721Q 10 1
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


        [ ]     Rule 13d-1(b)

        [ ]     Rule 13d-1(c)

        [X]     Rule 13d-1(d)



------------------

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.


                       [Continued on the following pages]


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CUSIP NO. 71721Q 10 1                       13G        PAGE   2   OF   4   PAGES
          --------------------                              -----    -----


          ---------------------------------------------------------------------
  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          McKesson HBOC, Inc.
          94-3207296

          ---------------------------------------------------------------------
  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------
  (3)     SEC USE ONLY

          ---------------------------------------------------------------------
  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
          ---------------------------------------------------------------------
                       (5)     SOLE VOTING POWER
  NUMBER OF                    2,777,778
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     -0-
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   2,777,778
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               -0-
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,777,778
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES                                                            [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          15.2
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          CO
          ---------------------------------------------------------------------



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CUSIP NO. 71721Q 10 1                       13G        PAGE   3   OF   4   PAGES
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Item 1(a).  Name of Issuer:

            Pharsight Corporation

Item 1(b).  Address of Issuer's Principal Executive Offices:

            800 West El Camino Real, Suite 200
            Mountain View, CA  94040

Item 2(a).  Name of Person Filing:

            McKesson HBOC, Inc.

Item 2(b).  Address of Principal Business Office or, if None, Residence:

            One Post Street, 29th floor
            San Francisco, CA  94104

Item 2(c).  Citizenship:

            Delaware

Item 2(d). Title of Class of Securities:

            Common Stock

Item 2(e).  CUSIP Number:

            71721Q 10 1

Item 3.     Type of Filing:

            Not applicable.

Item 4.     Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

            (a) Amount Beneficially Owned:             2,777,778

            (b) Percent of Class:                      15.2

            (c) Number of shares as to which such person has:

                (i)     Sole power to vote or direct to vote      2,777,778

                (ii)    Shared power to vote or direct to vote:   -0-

                (iii)   Sole power to dispose of or to direct the
                        disposition of:                           2,777,778

                (iv)    Shared power to dispose or to direct the
                        disposition of:                           -0-


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CUSIP NO. 71721Q 10 1                       13G        PAGE   4   OF   4   PAGES
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Item 5.     Ownership of Five Percent or Less of a Class.

            Not applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person:

            Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

            Not applicable.

Item 8.     Identification and Classification of Members of Group:

            Not applicable.

Item 9.     Notice of Dissolution of Group.

            Not applicable.

Item 10.    Certification.

            Not applicable.



                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                                            2/13/2001
                                                  -----------------------------
                                                              (Date)

                                                   /S/   Ivan D. Meyerson
                                                  -----------------------------
                                                           (Signature)

                                                  Senior Vice President,
                                                  General Counsel and Secretary
                                                  -----------------------------
                                                           (Name/Title)